UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                          FORM 8-K

                       CURRENT REPORT

 Pursuant to Section 13 or 15(d) of The Securities Exchange
                         Act of 1934

  Date of report (Date of earliest event reported): December 22, 2005

                    Lifetime Brands, Inc.
   (Exact Name of Registrant as Specified in Its Charter)

                          Delaware
       (State or Other Jurisdiction of Incorporation)

          0-19254                          11-2682486
    (Commission File Number)   (IRS Employer Identification No.)


        One Merrick Avenue, Westbury, New York,       11590
     (Address of Principal Executive Offices)       (Zip Code)

  (Registrant's Telephone Number, Including Area Code) 516-683-6000


    (Former Name or Former Address, if Changed Since Last Report)  N/A


   Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see
General Instruction A.2. below):

      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      Pre-commencement communications pursuant to Rule  14d-
2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      Pre-commencement communications pursuant to Rule  13e-
4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

On December 22, 2005 the Board of Directors of Lifetime Brands, Inc. (the "Company") approved a plan to accelerate the vesting of all unvested outstanding employee stock options. As a result, options to purchase 386,920 common shares, which otherwise would have vested and become exercisable from time to time over the next five years, will become fully vested and immediately exercisable as of December 22, 2005. The number of shares and the exercise prices of the accelerated options were not changed. The accelerated options have exercise prices ranging from $7.72 to $24.23 and include 323,670 options held by directors and executive officers.

The purpose of accelerating the vesting of the options is to reduce the non-cash compensation expense that would be recorded in future periods following the Company's adoption of Statement of Financial Accounting Standards No. 123(R) on January 1, 2006. The aggregate pre-tax compensation expense associated with the accelerated options that would have been recognized in future periods is estimated to be approximately $2.4 million.

In order to limit the personal benefit to the optionees of fully vesting their shares, the Board of Directors of the Company imposed restrictions on the sale or transfer of the shares received by an optionee upon the exercise of an accelerated option until the earlier of (a) the date on which such options would have vested and become exercisable, without giving effect to such acceleration, and (b) the optionee's death.




                          Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                    Lifetime Brands, Inc.

                    By:  /s/ Robert McNally
                         Robert McNally
                         Vice President of Finance and
                         Chief Financial Officer


Date:  December 27, 2005